Exhibit 99.1

Acadia Realty Trust Reports Second Quarter 2009 Operating Results

NEW YORK--(BUSINESS WIRE)--July 29, 2009--Acadia Realty Trust (NYSE:AKR), today reported operating results for the quarter ended June 30, 2009. All per share amounts are on a fully diluted basis. The information presented below for 2008 has been adjusted as described in footnote 5 to the Financial Highlights tables.

Second Quarter 2009 Highlights

Earnings – 2009 second quarter FFO of $0.30 and EPS of $0.18

  Funds from operations (“FFO”) per share of $0.30 for the second quarter 2009 compared to $0.38 for second quarter 2008 and FFO of $0.71 for the six months ended June 30, 2009 compared to $0.74 for the six months ended June 30, 2008
  Earnings per share (“EPS”) from continuing operations for second quarter 2009 of $0.18 compared to $0.30 for second quarter 2008 and EPS of $0.45 for the six months ended June 30, 2009 compared to $0.52 for the six months ended June 30, 2008
  Earnings guidance increased over previous guidance for full-year 2009 - Updated FFO guidance range is $1.07 to $1.16 and EPS is $0.58 to $0.67

Balance Sheet –

  Raised approximately $65 million of net proceeds during the second quarter from public equity offering
  Paid down $43.0 million on credit lines during the second quarter
  During the quarter, purchased $38.4 million of the Company’s outstanding convertible debt
  Cash on hand and availability under current facilities of approximately $130 million

Core Portfolio –

  Same store net operating income decreased 0.2% and 2.5% for the quarter and six months ended June 30, 2009 compared to the same periods in 2008, respectively
  June 30, 2009 occupancy at 94.2% versus 94.4% at March 31, 2009

Opportunity Funds –

  During the second quarter 2009, BJ’s Wholesale Club, Inc. opened for business at the Pelham Manor Shopping Center located in Westchester County, NY
  Approximately $350 million of Fund III investor capital commitments remain available, including approximately $70 million committed by the Company

Second Quarter and Six Months ended June 30, 2009 Operating Results

For the quarter ended June 30, 2009, FFO was $12.0 million, compared to $13.3 million for the quarter ended June 30, 2008. For the six months ended June 30, 2009, FFO was $26.3 million compared to $25.7 million for the six months ended June 30, 2008.

Earnings for the quarters and six months ended June 30, 2009 and 2008 were as follows:

	Quarter ended June 30,			Six Months ended June 30,
	2009	2008	Variance	2009	2008	Variance
FFO per share	$0.30	$0.38	$(0.08)	$0.71	$0.74	$(0.03)
EPS from continuing operations	$0.18	$0.30	$(0.12)	$0.45	$0.52	$(0.07)
EPS	$0.18	$0.51	$(0.33)	$0.48	$0.75	$(0.27)

The following are the primary factors which contributed to the $0.12 decrease in EPS from continuing operations for the second quarter 2009 compared with the second quarter 2008:

Increases:

  $0.11 gain on the purchase of $38.4 million in principal amount of the Company’s outstanding convertible debt at a discount
  $0.09 increase in interest income from additional 2008 mezzanine financing and preferred equity investments
  $0.03 as a result of 2009 reductions in general and administrative expenses

Decreases:

  $0.14 decrease as a result of lease termination income recorded in 2008, net of noncontrolling interests’ share
  $0.05 resulting from the establishment of a reserve for a mezzanine loan receivable in 2009 due to the loss of an anchor at the underlying collateral property, the Hitchcock Plaza
  $0.04 decrease in income from unconsolidated affiliates as a result of the sale of an asset in the second quarter 2008
  $0.03 of additional 2009 reserves for tenant receivables primarily related to the Company’s recapturing of space in connection with the redevelopment of its Third Avenue property
  $0.02 resulting from the establishment of a reserve for pre-acquisition costs related to one of the Company’s contemplated development projects following the Company’s determination that it most likely will not participate in this project
  $0.02 related to the sale of land in 2008
  $0.02 as a result of additional income taxes in 2009
  $0.02 as a result of dilution from additional outstanding Common Shares in 2009

In addition to the second quarter factors detailed above, the following factors contributed to the $0.07 decrease in EPS from continuing operations for the six months ended June 30, 2009 compared with the six months ended June 30, 2008:

Increases:

  $0.09 gain on the purchase of $18.4 million in principal amount of the Company’s outstanding convertible debt in the first quarter 2009
  $0.07 increase in interest income from additional 2008 mezzanine financing and preferred equity investments
  $0.05 of income recognized as a result of a forfeited property sale contract deposit

Decreases:

  $0.11 decrease in RCP Venture income from the first half 2008 which included a gain associated with the sale of 43 Mervyns assets
  $0.04 decline in transactional fee income earned from the Company’s opportunity funds (the “Funds”) due primarily to lower development fees. The fees earned from the Funds are eliminated in consolidation, and recognized through a reduction in income attributable to noncontrolling interests
  $0.01 as a result of dilution from additional outstanding Common Shares in 2009

Discontinued operations decreased $0.21 for the second quarter 2009 and $0.20 for the six months ended June 30, 2009 as compared to the same periods in 2008 as a result of a gain recognized on the sale of a property in the second quarter 2008.

Strong Balance Sheet – Positioned for opportunity with equity issuance

As of June 30, 2009, Acadia’s solid balance sheet was evidenced by the following:

  Total liquidity of $130 million, including $71 million of cash and $59 million available under existing lines of credit (excluding the Funds’ cash and credit facilities)
  Approximately $350 million of Fund III investor capital commitments available, including approximately $70 million committed by the Company
  100% of the Company’s core portfolio debt is fixed-rate with an average rate of 5.4% and a debt yield (annualized net operating income divided by principal amount of debt) of 14%. Including the Company’s pro-rata share of Fund debt, 86% is fixed-rate with an average rate of 4.9% and a debt yield of 13%.

As previously announced, Acadia further strengthened its balance sheet during April 2009 with the issuance of 5.75 million Common Shares, which generated net proceeds of approximately $65 million. Following this transaction, Acadia paid down its lines of credit by $43.0 million and purchased $38.4 million of its convertible debt during the quarter. To date, the Company has purchased a total of $64.8 million of its convertible debt for $52.7 million, which represents an approximate 13% yield to maturity on amounts used to purchase its convertible debt.

Retail Portfolio Performance

During the second quarter 2009, redevelopment activities commenced at two properties, the Ledgewood Mall located in Ledgewood, New Jersey and 2914 Third Avenue located in the Bronx, New York. Accordingly, historic net operating income (“NOI”) and portfolio occupancy has been restated to exclude these properties.

For 2009, the core portfolio, which includes the Company’s pro-rata share of its joint venture properties, but excludes the Funds, performed consistently with the Company’s 2009 forecast. Same store NOI decreased 0.2% for the second quarter 2009 from the second quarter 2008. For the six months ended June 30, 2009, same store NOI decreased 2.5% from the six months ended June 30, 2008. Adversely impacting 2009 NOI was the bankruptcy of Circuit City, which accounted for a decline in NOI of 1.3% for the quarter and six months ended June 30, 2009.

Acadia’s core portfolio occupancy was 94.2% as of June 30, 2009. This represents a decrease of 20 basis points from 94.4% occupancy at March 31, 2009 and a decrease of 80 basis points from June 30, 2008 occupancy of 95.0%.

Acadia’s combined portfolio occupancy, including its pro-rata share of its joint venture properties and its Funds, was 93.3% as of June 30, 2009. This represents a decrease of 40 basis points from 93.7% occupancy at March 31, 2009 and a decrease of 140 basis points from June 30, 2008 occupancy of 94.7%.

During the second quarter of 2009, the Company realized an average rent decrease of 10.8% in its core portfolio on new and renewal leases totaling 58,000 square feet, representing 1.2% of the core portfolio’s gross leasable area. Including the effect of the straight-lining of rents, the Company realized average rent increases of 2.2% on new and renewal leases with respect to its core portfolio.

External Growth Initiatives

New York Urban/Infill Redevelopment Initiative

During the quarter, construction was completed on a self-storage facility located on Atlantic Avenue in Brooklyn, New York. As a result, six of the nine Fund II New York urban projects are currently in service and construction is now underway at the Canarsie Plaza, which will be anchored by a 179,000 square foot BJ’s Wholesale Club.

Outlook - Earnings Guidance for 2009

Primarily as a result of Acadia’s initiative to reduce general and administrative expenses, the purchase of its convertible notes (resulting in recognized gains on debt extinguishment), and lower interest expense, the Company has increased its 2009 earnings guidance. Full year 2009 EPS guidance has been increased by $0.11 at the low end and $0.07 at the high end resulting in an updated EPS guidance range of $0.58 to $0.67. Full year 2009 FFO guidance has also been increased by $0.11 at the low end and $0.07 at the high end resulting in an updated FFO guidance range of $1.07 to $1.16. The following is a reconciliation of the calculation of the Company’s current guidance for 2009 EPS and FFO per share:

Guidance Range for 2009
	Low	High
Diluted earnings per share	$0.58	$0.67
Depreciation of real estate and amortization of leasing costs:
Wholly owned and consolidated partnerships	0.44	0.44
Unconsolidated partnerships	0.04	0.04
Minority interest in Operating Partnership	0.01	0.01
Diluted FFO per share	$1.07	$1.16

Management Comments

“We continue to make progress working through the significant challenges facing the economy. We remain focused on maintaining the stability of our core portfolio and the strength of our balance sheet,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “Our portfolio, dominated by necessity and value-focused retail anchors and concentrated in dense, high barrier-to-entry locations, continues to perform consistent with our expectations. Furthermore, with our balance sheet reinforced by our April equity issuance and with a significant portion of our Fund III capital still available for new investments, we believe we are well-positioned to capitalize on potential opportunities that are now beginning to arise.”

Investor Conference Call

Management will conduct a conference call on Thursday, July 30, 2009 at 12:00 PM ET to review the Company's earnings and operating results. The live conference call can be accessed by dialing 1-800-295-3991 (internationally 617-614-3924). The pass code is “Acadia”. The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888), and the passcode will be 60055472. The phone replay will be available through Thursday, August 6, 2009.

Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of retail and mixed-use properties including neighborhood and community shopping centers located in dense urban and suburban markets in major metropolitan areas.

Certain matters in this press release, including statements relating to Acadia’s future operating results, may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from the current economic turmoil. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s most recent annual report on Form 10-K filed with the SEC on February 27, 2009 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial crisis and its effect on retail tenants, including several recent bankruptcies of major retailers; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of our properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters;(ix) the Company’s growth strategy; (x) the Company’s status as a REIT (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

(Financial Tables Follow)

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights [1] For the Quarters and Six Months ended June 30, 2009 and 2008 (dollars in thousands, except per share data)

	For the quarters ended		For the Six Months ended
	June 30,		June 30,
Revenues	2009	2008 [5]	2009	2008 [5]
		(as adjusted)		(as adjusted)
Minimum rents	$23,870	$21,135	$45,192	$39,469
Percentage rents	128	58	329	238
Expense reimbursements	4,941	3,497	10,424	7,956
Lease termination income	--	24,500	--	24,500
Other property income	908	174	1,414	398
Management fee income	444	387	1,200	2,406
Interest income	5,028	1,891	10,171	4,696
Other	--	--	1,700	--
Total revenues	35,319	51,642	70,430	79,663

Operating expenses
Property operating	7,282	5,421	14,669	10,517
Real estate taxes	4,108	3,113	7,793	5,843
General and administrative	5,208	6,257	11,349	12,310
Depreciation and amortization	8,468	7,080	17,060	13,301
Reserve for pre-acquisition costs	2,415	--	2,415	--
Reserve for loan receivable	1,734	--	1,734	--
Total operating expenses	29,215	21,871	55,020	41,971
Operating income	6,104	29,771	15,410	37,692
Equity in earnings (losses) of unconsolidated affiliates	49	4,469	(3,258)	17,704
Interest expense and other finance costs	(7,631)	(7,377)	(15,452)	(13,973)
Gain on extinguishment of debt	3,895	--	7,045	--
Gain on sale of land	--	763	--	763
Income from continuing operations before income taxes	2,417	27,626	3,745	42,186
Income taxes	(1,096)	(343)	(1,622)	(2,200)
Income from continuing operations	1,321	27,283	2,123	39,986

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights [1] For the Quarters and Six Months ended June 30, 2009 and 2008 (dollars in thousands, except per share data)

	For the quarters ended		For the Six Months ended
	June 30,		June 30,
	2009	2008 [5]	2009	2008 [5]
		(as adjusted)		(as adjusted)
Discontinued operations:
Operating income from discontinued operations	--	240	178	987
Gain on sale of property	--	7,182	5,637	7,182
Income from discontinued operations	--	7,422	5,815	8,169
Net income	1,321	34,705	7,938	48,155
Loss (income) attributable to noncontrolling interests in subsidiaries:
Continuing operations	5,814	(17,034)	14,361	(22,047)

Discontinued operations	--	(273)	(4,865)	(472)
Net loss (income) attributable to noncontrolling interests in subsidiaries	5,814	(17,307)	9,496	(22,519)

Net income attributable to Common Shareholders	$7,135	$17,398	$17,434	$25,636

Supplemental Information
Income from continuing operations attributable to Common Shareholders	$7,135	$10,249	$16,484	$17,939
Income from discontinued operations attributable to Common Shareholders	--	7,149	950	7,697

Net income attributable to Common Shareholders	$7,135	$17,398	$17,434	$25,636

Net income attributable to Common Shareholders per Common Share – Basic
Net income per Common Share – Continuing operations	$0.18	$0.30	$0.45	$0.53
Net income per Common Share – Discontinued operations	--	0.21	0.03	0.23
Net income per Common Share	$0.18	$0.51	$0.48	$0.76
Weighted average Common Shares	38,592	33,807	36,261	33,777

Net income attributable to Common Shareholders per Common Share – Diluted [2]
Net income per Common Share – Continuing operations	$0.18	$0.30	$0.45	$0.52
Net income per Common Share – Discontinued operations	--	0.21	0.03	0.23

Net income per Common Share	$0.18	$0.51	$0.48	$0.75

Weighted average Common Shares	38,804	34,377	36,440	34,310

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights [1] For the Quarters and Six Months ended June 30, 2009 and 2008 (dollars in thousands, except per share data)
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS [3]

	For the quarters ended		For the Six Months ended
	June 30,		June 30,
	2009	2008 [5]	2009	2008 [5]
		(as adjusted)		(as adjusted)

Net income attributable to Common Shareholders	$7,135	$17,398	$17,434	$25,636

Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share):
Consolidated affiliates	4,427	2,970	8,798	6,536
Unconsolidated affiliates	365	384	736	884
Gain on sale (net of noncontrolling interests' share):
Consolidated affiliates	--	(7,182)	(929)	(7,182)
Unconsolidated affiliates	--	(588)	--	(588)
Income attributable to noncontrolling interests’ in Operating Partnership	60	362	211	441

Distributions – Preferred OP Units	5	5	10	10

Funds from operations	$11,992	$13,349	$26,260	$25,737
Funds from operations per share – Diluted
Weighted average Common Shares and OP Units [4]	39,477	35,024	37,113	34,957
Funds from operations, per share	$0.30	$0.38	$0.71	$0.74

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights [1] For the Quarters and Six Months ended June 30, 2009 and 2008 (dollars in thousands)
RECONCILIATION OF OPERATING INCOME TO NET PROPERTY OPERATING INCOME (“NOI”)

	For the quarters ended		For the Six Months ended
	June 30,		June 30,
	2009	2008 [5]	2009	2008 [5]

Operating income	$6,104	$29,771	$15,410	$37,692

Add back:
General and administrative	5,208	6,257	11,349	12,310
Depreciation and amortization	8,468	7,080	17,060	13,301
Reserve for pre-acquisition costs	2,415	--	2,415	--
Reserve for loan receivable	1,734	--	1,734	--

Less:

Management fee income	(444)	(387)	(1,200)	(2,406)
Interest income	(5,028)	(1,891)	(10,171)	(4,696)
Other income	--	--	(1,700)	--
Lease termination income	--	(24,500)	--	(24,500)
Straight line rent and other adjustments	465	(1,074)	552	(728)

Consolidated NOI	18,922	15,256	35,449	30,973

Noncontrolling interest in NOI	(4,481)	(1,526)	(6,513)	(2,302)
Pro-rata share of NOI	$14,441	$13,730	$28,936	$28,671

SELECTED BALANCE SHEET INFORMATION
	As of
	June 30, 2009	December 31, 2008 [5]
		(as adjusted)

Cash and cash equivalents	$107,739	$86,691
Rental property, at cost	1,189,571	1,093,714
Total assets	1,395,294	1,291,383
Notes payable	800,818	753,946
Total liabilities	878,285	849,155

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on this same basis and reflected as minority interest in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assumes full conversion of a weighted average 673 and 648 OP Units into Common Shares for the quarters ended June 30, 2009 and 2008, respectively, and 673 and 647 OP Units into Common Shares for the six months ended June 30, 2009 and 2008, respectively. Diluted FFO also includes the assumed the conversion of Preferred OP Units into 25 Common Shares for the quarters ended June 30, 2009 and 2008, respectively, and for the six months ended June 30, 2009 and 2008, respectively. In addition, diluted FFO also includes the effect of employee share options of 187 and 545 Common Shares for the quarters ended June 30, 2009 and 2008, respectively, and 155 and 508 Common Shares for the six months ended June 30, 2009 and 2008, respectively.

5 Effective January 1, 2009, the Company adopted the following Financial Accounting Standards Board (“FASB”) accounting pronouncements which require it to retrospectively restate previously disclosed consolidated financial statements. As such, certain prior period amounts have been reclassified in the unaudited consolidated financial statements to conform to the current period presentations.

The Company adopted Statement of Financial Accounting Standard No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” (“SFAS 160”) which, among other things, provides guidance and amends the accounting and reporting for noncontrolling interests in a consolidated subsidiary and the deconsolidation of a subsidiary. Under SFAS No. 160, the Company now reports noncontrolling interests in subsidiaries as a separate component of equity in the consolidated balance sheet and reflects both net income attributable to the noncontrolling interests and net income attributable to Common Shareholders on the face of the consolidated income statement.

The Company adopted FASB Staff Position No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, (“FSP 14-1”). FSP 14-1 requires the proceeds from the issuance of convertible debt be allocated between a debt component and an equity component. The debt component is measured based on the fair value of similar debt without an equity conversion feature, and the equity component is determined as the residual of the fair value of the debt deducted from the original proceeds received. The resulting discount on the debt component is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. The equity component, recorded as additional paid-in capital, amounted to $11.3 million, which represents the difference between the proceeds from the issuance of the convertible notes payable and the fair value of the liability at the time of issuance. The Company adopted FSP 14-1 effective January 1, 2009 with a retrospective restatement to prior periods. The additional non cash interest expense recognized in the consolidated income statements was $0.4 million and $0.5 million for the quarters ended June 30, 2009 and 2008, respectively, and $0.8 million and $1.0 million for the six months ended June 30, 2009 and 2008, respectively.

CONTACT:
Acadia Realty Trust
Jon Grisham, 914-288-8100